UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Financial Institutions, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Craig S. Wittlin, Esq. Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, NY 14604-2711 (585) 231-1260	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

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Financial Institutions, Inc., a New York corporation (“FISI” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its shareholders in connection with its 2016 Annual Meeting of Shareholders to be held on Friday, June 3, 2016, at 10:00 a.m., local time, at the Company’s corporate headquarters in Warsaw, New York and at any and all adjournments or postponements thereof (the “2016 Annual Meeting”). On April 19, 2016, FISI filed with the SEC its definitive proxy statement and accompanying definitive BLUE proxy card in connection with its solicitation of proxies to be used at the 2016 Annual Meeting.

Press Release Issued on April 20, 2016

Attached hereto is a press release issued on April 20, 2016 announcing that FISI is mailing to its shareholders a letter dated April 20, 2016 in which FISI comments on the proxy contest by Clover Partners, L.P. (“Clover”) and the other participants in its solicitation with respect to the 2016 Annual Meeting. As previously announced, Clover has publicly disclosed that it intends to pursue a proxy contest to elect two nominees to the FISI Board of Directors at the 2016 Annual Meeting.

Important Additional Information And Where To Find It

Financial Institutions, Inc. (“FISI”) its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from FISI’s shareholders in connection with the matters to be considered at FISI’s 2016 Annual Meeting of Shareholders. On April 19, 2016, FISI filed a definitive proxy statement and accompanying definitive BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from FISI’s shareholders in connection with the matters to be considered at FISI’s 2016 Annual Meeting of Shareholders. Information regarding the names of FISI’s directors and executive officers and their respective interests in FISI by security holdings or otherwise can be found in such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING BLUE PROXY CARD AND OTHER DOCUMENTS FILED BY FINANCIAL INSTITUTIONS WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying BLUE proxy card, and other documents filed by FISI with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of FISI’s corporate website at www.fiiwarsaw.com, by writing to FISI’s Corporate Secretary at Financial Institutions, Inc., 220 Liberty Street, Warsaw, New York 14569, or by calling FISI’s Corporate Secretary at (585) 786-1100.

NEWS RELEASE	220 Liberty Street Warsaw, NY 14569

Financial Institutions Files Definitive Proxy Materials and Sends Letter to Shareholders

Highlights 66% Total Shareholder Return Over Three Years

Urges Shareholders to Vote for its Four Highly-Qualified and Experienced Director Nominees

WARSAW, N.Y., April 20, 2016 – Financial Institutions, Inc. (Nasdaq: FISI), the parent company of Five Star Bank, Scott Danahy Naylon and Courier Capital, today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming 2016 Annual Meeting of Shareholders to be held on June 3, 2016 at 10:00 a.m., local time, at the Company’s corporate headquarters in Warsaw, New York. Financial Institutions shareholders of record as of April 11, 2016 are eligible to vote at the Annual Meeting.

The Board of Directors has also sent a letter to shareholders, accompanied by a BLUE proxy card, detailing the significant success that Financial Institutions has experienced executing against its three-year strategic plan. Over the past three years, Financial Institutions has returned over $32 million to shareholders through dividends and delivered total shareholder returns in excess of 66%. The letter urges shareholders to vote FOR the election of all four of the Board’s highly-qualified and very experienced nominees, Martin Birmingham, Samuel Gullo, Kim VanGelder and James Wyckoff. Our Board believes that its nominees bring strong commitment to the success of FISI and the knowledge, experience and community ties necessary to ensure that the FISI is best positioned to continue executing against its strategic plan and deliver outstanding shareholder returns.

Shareholders are strongly urged to promptly vote the BLUE proxy card or voting instruction form by Internet, telephone or mail by following the instructions provided. The Board also urges shareholders to discard any white proxy card or voting instruction form that they may receive from Clover Partners L.P. or other participants in its solicitation.

The full text of the letter follows:

PROTECT YOUR INVESTMENT

VOTE THE ENCLOSED BLUE PROXY CARD TODAY!

April 20, 2016

Dear Fellow Shareholder –

Enclosed you will find Financial Institutions, Inc.’s proxy materials for the 2016 Annual Meeting of Shareholders to be held on Friday, June 3, 2016, at 10:00 a.m., local time, at our Corporate Headquarters in Warsaw, New York. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided and VOTE FOR ALL four of your Board of Directors’ highly-qualified and very experienced nominees to ensure that we continue our success at delivering shareholder value. Your Board and management – who collectively own approximately 5.5% of FISI equity – believe that we are delivering on our strategic plan which has resulted in total shareholder returns over the last three years of over 66%, outperforming both the S&P 500 and KBW Nasdaq Regional Bank Index.1 We believe that voting FOR ALL four of your Board’s nominees will help ensure that we are best positioned to continue to execute on our strategic plan and deliver outstanding shareholder returns.

[1]	All calculations are based on three-year period ending December 31, 2015 unless otherwise specified.

You may soon receive proxy solicitation materials from Clover Partners L.P., an investment firm based in Dallas, Texas, which began accumulating its current position in FISI by buying and selling FISI stock less than nine months ago. Clover Partners has nominated two candidates for election to the Board of Directors at the Annual Meeting and has publicly called for an immediate sale of FISI. We strongly urge you to discard any white proxy card or voting instruction form you may receive from Clover Partners. Even a WITHHOLD vote with respect to Clover Partners’ nominees on its white proxy card will cancel any proxy previously given to FISI.

We believe that FISI has a significant opportunity for continued growth and do not believe that an immediate sale of FISI is in the best interest of shareholders. We also believe that Clover Partners’ nominees do not have the necessary experience and skill sets to advance our strategic plan. Further, we believe that they are being proposed as directors solely to advance Clover Partners’ short-term agenda to seek the immediate sale of FISI. Please vote your BLUE proxy card TODAY to ensure that we are best positioned to continue to execute on our strategic plan and deliver outstanding returns for shareholders through exceptional service provided to our customers in Western New York.

SUCCESSFULLY EXECUTING ON OUR STRATEGIC GROWTH PLAN

Our rolling three-year strategic plan is working. Over the past three years, the Board and management have improved the financial performance of FISI, outperformed the market and our peer group on stock price, and delivered consistent dividend growth. Over the last three years, we:

•	Delivered total shareholder returns of 66%

•	Returned approximately $32 million to shareholders through dividends

•	Increased dividends by 45%

•	Grew net income by $4.9 million, a 21% increase

•	Grew total loans, deposits and assets by over 20%

•	Increased focus on commercial lending resulting in 21% growth in commercial business loans and 37% growth in commercial mortgages

•	Decreased nonperforming loans by 52%

FISI has driven significantly better shareholder returns than its proxy peers2:

Total Shareholder Returns from January 1, 2013 to December 31, 2015

Total Shareholder Returns for the periods ending December 31, 2015

	FISI	S&P 500	Russell 2000	KBW Regional Bank Index
5-year TSR	74.0%	62.5%	55.2%	56.5%
3-year TSR	66.4%	43.3%	39.2%	50.4%
1-year TSR	15.0%	(0.7%)	(4.4%)	5.9%

Your Board and management team are confident that our strategy will continue to work and produce great results. We have maintained our diligent focus on growing our core banking franchise, which continues to add value for shareholders. At the same time, FISI, with oversight from the Board, made the strategic decision to diversify our income streams beyond net interest income, by increasing the proportion of non-interest income from fees and commissions, in order to generate more balanced income growth. FISI has advanced its ability to benefit from a more diversified revenue stream beyond general interest income on loans and other interest-earning assets. By executing on our strategic plan, we have been able to invest in the future while continuing to deliver results for shareholders.

Immediate Sale of FISI Not in Best Interest of Shareholders

Despite the important progress that we are making in executing on our strategic three-year plan, Clover Partners insists that an immediate sale should be pursued. Clover Partners typically invests in poor performing companies who fail to create shareholder value; however, we do not meet Clover Partners’ typical company profile. A typical Clover Partners activist target manages its expenses poorly, averaging a poor efficiency ratio of nearly 80%, while we currently have an efficiency ratio of 62% despite investing in two new income generating platforms in the past two years.3 Given FISI’s strong performance of 13.2% return on average tangible common equity compared to an average of 4.2% for Clover Partners’ recent activist targets, it is not clear to us why Clover Partners is seeking an immediate sale of FISI.

[2]	Peer group, as disclosed in the proxy statement for the 2016 Annual Meeting, includes: 1st Source Corp., Arrow Financial Corp., Berkshire Hills Bancorp Inc., Brookline Bancorp Inc., Camden National Corp., Chemung Financial Corp., City Holding Co., CNB Financial Corp., Enterprise Bancorp Inc., First Busey Corp., First Commonwealth Financial, First Community Bancshares Inc, First Financial Corp., First Merchants Corp., First Mid-Illinois Bancshares, Horizon Bancorp, Lakeland Bancorp, MainSource Financial Group, Merchants Bancshares Inc., Meridian Bancorp Inc., MidWestOne Financial Grp Inc., NBT Bancorp Inc., Peoples Bancorp Inc., Pinnacle Financial Partners, S&T Bancorp Inc., Tompkins Financial Corporation, TowneBank, Washington Trust Bancorp Inc. Excludes members of our proxy statement “Regional Peer Group” that were acquired during 2015.
[3]	Includes campaigns since January 1, 2012 where Clover Partners has made specific public demands.

Your Board and management are confident that large institutional and private shareholders support our strategic direction and do not agree with Clover Partners’ short-term view of FISI. Richard Humphrey, who represents over 6% ownership in FISI, recently expressed his support for our strategic plan:

“This letter follows our recent conversations and is intended to reiterate our support for Financial Institutions, Inc. to continue its current strategy, which we believe has delivered great value for both shareholders and the community…We have been impressed by the progress that has been made during the last three years on improving the operational performance of the bank which has led to increased value for shareholders through both stock price and increased dividends.” – Richard Humphrey; 3/22/16

In line with our Board’s commitment to create value for our shareholders, which remains the highest priority for FISI, we regularly evaluate a broad range of strategies to enhance value for all FISI shareholders. However, we do not believe that an immediate sale of FISI is in the best interest of shareholders.

Clover Partners’ Nominees Would Not Bring New or Relevant

Experience, Skills or Competencies to the Board

On April 1, 2016, Clover Partners provided us with notice of its intention to nominate two director candidates for election to the Board: 32-year-old Johnny Guerry, a Managing Partner at Clover Partners, and 61-year-old Terry Philen, Chief Financial Officer of Custom Extrusions Holdings, LLC, a privately-held aluminum processing company. We question Clover Partners’ choice of nominees to replace highly-qualified, experienced and valued members of your Board. We do not believe that either of Clover Partners’ proposed nominees would bring to the Board any relevant experience, skills or competencies not already present among the current Board members and its newest nominee. We also do not believe that either of Clover Partners’ nominees would help advance our strategic plan to drive the creation of long-term shareholder value.

This public nomination of two director candidates follows an earlier private request for Board representation by Mr. Guerry at the end of January 2016. The Board’s Nominating & Governance Committee (“Committee”) underwent a thorough evaluation process on par with the evaluation process that all of our director nominees undergo, including:

•	Reviewing background materials on Mr. Guerry, his professional history and affiliations

•	Conducting an in-person interview between Mr. Guerry and members of the Committee

•	Contacting third-party references provided by Mr. Guerry

•	Engaging in other standard and appropriate diligence procedures

Importantly, FISI reached out to selected Hampden Bancorp board members – the only public company and the only bank where Mr. Guerry has served as a director, and, notably, his board service was limited to less than six months. Notably, none of the Hampden Bancorp Board members responded to our request for a discussion.

In ultimately recommending against adding Mr. Guerry to the Board, the Committee considered that Mr. Guerry has:

•	Very limited public company or bank board experience – served on only one board for less than six months

•	No operating company experience

•	No understanding of the community banking market in Western New York

•	No ties to Western New York – Mr. Guerry is based in Texas

•	No strategic view for how to create shareholder value at FISI outside of an immediate sale of FISI

We believe that Mr. Philen similarly lacks the credentials and competencies to serve as a value-additive member of your Board. Similarly, Mr. Philen has:

•	Very limited public company board experience – served less than two years on the board of a hotel company

•	No experience serving on the board of directors of a bank

•	No recent or relevant banking experience – worked for a small Texas bank over 22 years ago

•	No ties to Western New York – Mr. Philen, like Mr. Guerry, is based in Texas

This lack of relevant or recent banking experience as well as very limited public company board and no bank board experience, coupled with our belief that Mr. Philen has no understanding of the community banking market in Western New York and shares with Mr. Guerry the same narrowly-focused strategy for FISI – a sale – affirms our belief that Mr. Philen, like Mr. Guerry, is not a suitable candidate for our Board.

Understanding what our customers in Western New York expect from FISI, coupled with the critical role that FISI plays in the community, are two qualities that we believe are paramount to serving on your Board. Notably, Clover Partners’ nominees do not have an understanding of the community banking market in Western New York, business connections in this region or ties to the community, which are important resources that help us to generate business. We take our commitment to the customers and communities that we serve very seriously and have made it a priority to develop your Board with this commitment in mind. We do not believe that Mr. Guerry nor Mr. Philen share this commitment.

FISI Board is Highly Qualified and Aligned with ALL Shareholders

Your Board is comprised of eleven highly-qualified and very experienced directors, ten of whom are independent and all of whom are actively engaged in overseeing initiatives for enhancing shareholder value. There is a broad and diverse set of skills and experiences represented on your Board, including in the areas of banking, strategic planning, economic development, corporate governance, legal, accounting, finance, economics, real estate, investment management, marketing, mergers and acquisitions, risk management and capital allocation. Additionally, each of the members of your Board has ties to the communities that we serve, which supports our community banking culture and serves as a source for generating business. With an aggregate ownership of over 5.5% of FISI’s equity, your entire Board and management are aligned with – and invested in – the future success of FISI.

We consistently evaluate opportunities to recruit new independent and highly-qualified directors who have perspectives, insights, experiences, competencies and relationships that expand and complement the skills sets currently included on your Board and advance FISI’s ability to deliver value to shareholders. Three new independent directors – Kim VanGelder, Andrew Dorn, Jr. and Robert Glaser – have been nominated to the Board over the last two years, underscoring our efforts to refresh our Board with talented, experienced and diverse professionals. At the end of February 2016, FISI nominated Ms. VanGelder, a highly-regarded information technology executive with substantial and relevant cybersecurity expertise, for election to your Board. Ms. VanGelder currently serves as the chief information officer and senior vice president of Eastman Kodak Company in Rochester, New York. If elected, Ms. VanGelder would be an independent director and, in addition to having strong ties to Western New York and extensive public company leadership experience, would bring over 30 years of business and technology experience, including experience developing and executing critical information technology and cybersecurity strategies to deliver business results.

We believe that our four highly-qualified and very experienced director nominees for election to your Board at the Annual Meeting – Martin Birmingham, Samuel Gullo, Kim VanGelder and James Wyckoff – have the integrity, knowledge, investor perspective, breadth of relevant and diverse experiences, relationships, and commitment to the long-term success of FISI necessary to enable FISI to continue executing on its strategic initiatives.

PROTECT YOUR INVESTMENT!

YOUR VOTE IS IMPORTANT FOR THE FUTURE OF FISI

Your vote at the upcoming Annual Meeting is important in shaping our future, no matter how many shares you own. We are asking for your support by voting the BLUE proxy card to VOTE FOR ALL four highly-qualified and very experienced nominees and ensure that FISI continues its successful long-term plan to build long-term shareholder value. Whether or not you plan to attend the Annual Meeting, we urge you to sign, return and date the enclosed BLUE proxy card today in the postage-paid envelope provided. If you are voting by phone or Internet, please follow the instructions on the enclosed BLUE proxy card. Please vote each and every BLUE proxy card or voting instruction form you receive since you may hold multiple accounts.

We also urge you to discard any white proxy card or voting instruction form that you may receive from Clover Partners. Even a WITHHOLD vote with respect to Clover Partners’ nominees on its white proxy card or voting instruction form will cancel any proxy or voting instruction form previously given to FISI.

We ask you to VOTE the BLUE proxy card today in favor of your Board’s four highly-qualified and very experienced nominees, who will be committed to executing on a strategic plan that has delivered increased growth, increased profitability, and achieved a 66% increase in total shareholder returns.

On behalf of your Board of Directors, we thank you for your continued support. We look forward to communicating further with you in the coming weeks.

Sincerely,

Board of Directors of Financial Institutions, Inc.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank, Scott Danahy Naylon and Courier Capital. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 60 ATMs throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 44 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI and is a member of the NASDAQ OMX ABA Community Bank Index. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created by such laws. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” “guidance” and other similar expressions, whether in the negative or affirmative. Similarly, statements that describe the objectives, plans or goals of Financial Institutions, Inc. (“FISI”) are forward-looking. Such forward-looking statements include, but are not limited to, statements regarding the anticipated proxy contest by Clover Partners, L.P. and the other participants in its solicitation, FISI’s ability to continue to execute on and implement its strategic growth plan, FISI’s opportunities for continued growth, FISI’s initiatives to improve its financial and operational performance and increase its growth and profitability, FISI’s future stock price and dividend growth, FISI’s future returns to shareholders, FISI’s ability to continue to strengthen its balance sheet and grow its core business, FISI’s ability to continue to strengthen its regulatory compliance procedures, FISI’s ability to continue to profitably grow its commercial lending business, FISI’s ability to enhance its competitive position through diversified income streams, FISI’s ability to leverage its client base to offer its clients additional fee-based products, FISI’s future returns from its existing fee-based platforms and the effect of those platforms on overall shareholder value, FISI’s ability to continue to maintain expense discipline, FISI’s plans to continue to return cash to its shareholders through cash dividends and future increases that may be made thereto, FISI’s actions taken or contemplated to enhance its long-term prospects and create and return value for its shareholders, FISI’s future operational and financial performance, FISI’s future growth and profitability, the effect that the election of FISI’s nominees to the FISI Board will have on FISI’s execution of its long-term plan and long-term shareholder value, and the future effect of FISI’s strategic growth plan on FISI’s growth, profitability and total shareholder returns. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations, estimates, forecasts and projections and management’s current beliefs and assumptions, all of which involve a number of significant risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in FISI’s forward-looking statements. There are a number of important risks and uncertainties that could cause FISI’s actual events or results to differ materially from those indicated or implied by such forward-looking statements, including, but not limited to: FISI’s ability to implement its strategic plan, FISI’s ability to redeploy investment assets into loan assets, whether FISI experiences greater credit losses than expected, whether FISI experiences breaches of its, or third party, information systems, the attitudes and preferences of FISI’s customers, FISI’s ability to successfully integrate and profitably operate SDN and Courier Capital, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and FISI’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally, and the actions of activist investors, including the amount of related costs incurred by FISI and the disruption caused to FISI’s business activities by these actions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in FISI’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, FISI undertakes no obligation to revise these statements, whether to reflect new information or the occurrence of unanticipated events or otherwise, following the date of this press release.

Important Additional Information And Where To Find It

Financial Institutions, Inc. (“FISI”) its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from FISI’s shareholders in connection with the matters to be considered at FISI’s 2016 Annual Meeting of Shareholders. On April 19, 2016, FISI filed a definitive proxy statement and accompanying definitive BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from FISI’s shareholders in connection with the matters to be considered at FISI’s 2016 Annual Meeting of Shareholders. Information regarding the names of FISI’s directors and executive officers and their respective interests in FISI by security holdings or otherwise can be found in such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING BLUE PROXY CARD AND OTHER DOCUMENTS FILED BY FINANCIAL INSTITUTIONS WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying BLUE proxy card, and other documents filed by FISI with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of FISI’s corporate website at www.fiiwarsaw.com, by writing to FISI’s Corporate Secretary at Financial Institutions, Inc., 220 Liberty Street, Warsaw, New York 14569, or by calling FISI’s Corporate Secretary at (585) 786-1100.

Disclaimer

Financial Institutions, Inc. has neither sought nor obtained the consent from any third party to use any statements or information contained in this press release that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

*****

For additional information:

Investors:	News Media:
Kevin B. Klotzbach	Brandonne Rankin
Executive Vice President, Chief Financial Officer & Treasurer	McDougall Communications
Phone: 585.786.1130	Phone: 585.313.3683
Email: KBKlotzbach@five-starbank.com	Email: brankin@mcdougallpr.com

Jordan Darrow
Darrow Associates
Phone: 631.367.1866
Email: jdarrow@darrowir.com